Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Robert A. Virtue, President and CEO

Douglas A. Virtue, Executive Vice President

Robert E. Dose, Vice President of Finance

Virco Mfg. Corporation

(310) 533-0474

Virco Announces Line of Credit with PNC Bank

Torrance, California – December 22, 2011 – Virco Mfg. Corporation (NASDAQ: VIRC) today announced that the Company has entered into a new line of credit with PNC Bank in the following letter to stockholders from Robert A. Virtue, President and CEO:

I am pleased to announce that today we signed the final agreement to establish a new secured revolving line of credit of up to $60,000,000 with PNC Bank (the nation’s sixth-largest depository bank by assets). The new facility funded today and we closed and paid off in its entirety our existing line of credit with Wells Fargo Bank, our financial partner for the past 24 years. Our new line of credit with PNC is structured to provide seasonal credit availability during our peak summer season. We believe that this new facility will provide sufficient liquidity to support our recently improving order rate, which we described in our third quarter press release. We also hope these improved orders are an early sign of recovery for the finances of public school districts that make up the bulk of our market and our revenue stream.

We thank Wells Fargo for their many years of support to Virco and the educators, students and communities that our company serves. We look forward to an equally long and rewarding partnership with PNC Bank, and welcome them to the Virco family.

Full details of our new credit facility will be available for review in a Form 8-K filing that we will make with the Securities and Exchange Commission.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; order rates; liquidity; economic conditions; finances of public school districts; and the Company’s credit facility. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the borrowing availability under our new line of credit or the absence thereof. See our Annual Report on

Form 10-K for the year ended January 31, 2011, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.